Exhibit T3A.29

copy of the Memorandum of Association lodged at Companies House

(with the addition of address and number of shares subscribed for)

COMPANY HAVING A SHARE CAPITAL

Memorandum of Association of

SIC Marketing Services (UK) Limited

Each subscriber to this Memorandum of Association wishes to form a company under the Companies Act 2006 and agrees to become a member of the company and to take at least one share.

Name of each subscriber

Sherritt International Corporation

1133 Yonge Street

5th Floor

TORONTO

ON

M4T 2Y7

Canada

100 Ordinary shares of £1 each

Dated 25/6/2013